PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – July 17, 2013 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.01 per share cash dividend. Common stockholders of record as of August 1, 2013 will be paid the dividend on August 15, 2013.

In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to continue to recognize our shareholders with this dividend. The board remains committed to providing value to our shareholders as well as giving back to the community through the bank’s unique tithing mission.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board has remained diligent in reviewing the Corporation’s dividends. The current dividend level allows the Corporation to retain earnings, thus supporting the Corporation’s ability to continue to exceed regulatory capital requirements and to position the bank for the future.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.8 million.

We invite you to visit our website at www.asbnow.com for additional information.

4